EXHIBIT 11.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated May 25, 2016 in Form 1-A amendment dated November 9, 2016 on the balance sheet of ShiftPixy, Inc. for the year ended August 31, 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception (June 3, 2015) to August 31, 2015.

In addition, we consent to the reference to us under the heading "Experts" in Form 1-A amendment.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah

November 9, 2016